Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS FIRST QUARTER RESULTS
Sales comparable store sales and net income are up

Sunbury, PA (May 2, 2016) - Weis Markets, Inc. (NYSE:WMK) today reported its first quarter net income increased 51.1 percent to $20.1 million while earnings per share increased 50.0 percent to $.75 per share compared to $.50 per share for the same period in 2015. During the same period, the Company's operating income increased 57.4 percent to $31.3 million.

For the thirteen week period ended March 26, 2016, the Company's sales increased 3.6 percent to $738.2 million and its comparable store sales also increased 3.6 percent. The incremental sales impact due to the Easter calendar shift was approximately $7.1 million or a 1.0 percent increase in comparable store sales.

"Our results continue to benefit from our long-term pricing investments and the refinement of our marketing programs, which spurred increased sales in center store, HBC, frozen, pharmacy and most of our fresh departments," said Jonathan H. Weis, Weis Markets Chairman and CEO. "These investments and refinements were complemented by improved supply chain and store support efficiencies and an increased focus on our store-level customer experience."

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 162 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter - 2016
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 26, 2016	March 28, 2015	(Decrease)
Net Sales	$738,204,000	$712,426,000	3.6%
Income Before Income Taxes	31,907,000	20,397,000	56.4%
Provision for Income Taxes	11,778,000	7,074,000	66.5%
Net Income	$20,129,000	$13,323,000	51.1%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.75	$0.50	$0.25